                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                               Shop At Home, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    825066301
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
-------------------------------------------------------------------------------
              Date of Event Which Requires Filing of the Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                        --------------------------

Cusip No. 825066301                 13G             Page 2 of 15 Pages
------------------------                        --------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name HFTP Investment L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Delaware limited liability company
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          Warrants to purchase shares of Common Stock
     OWNED BY             (exercisable into 1,000,000 shares of Common Stock)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      Approximately 2.3% as of December 31, 2001. (Based on 41,816,831 shares of Common Stock issued and outstanding as of October 3, 2001, plus the shares of Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      OO
------------------------------------------------------------------------------

------------------------                        --------------------------

Cusip No. 825066301                 13G             Page 3 of 15 Pages
------------------------                        --------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name Promethean Asset Management, L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Delaware limited liability company
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          Warrants to purchase shares of Common Stock
     OWNED BY             (exercisable into 1,000,000 shares of Common Stock)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      Approximately 2.3% as of December 31, 2001. (Based on 41,816,831 shares of Common Stock issued and outstanding as of October 3, 2001, plus the shares of Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      OO; HC
------------------------------------------------------------------------------

------------------------                        --------------------------

Cusip No. 825066301                 13G             Page 4 of 15 Pages
------------------------                        --------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name James F. O'Brien, Jr.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      U.S. Citizen
      U.S.A
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          Warrants to purchase shares of Common Stock
     OWNED BY             (exercisable into 1,000,000 shares of Common Stock)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      Approximately 2.3% as of December 31, 2001. (Based on 41,816,831 shares of Common Stock issued and outstanding as of October 3, 2001, plus the shares of Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN; HC
------------------------------------------------------------------------------

------------------------                        --------------------------

Cusip No. 825066301                 13G             Page 5 of 15 Pages
------------------------                        --------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name Promethean Investment Group, L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      New York limited liability company
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          Warrants to purchase shares of Common Stock
     OWNED BY             (exercisable into 1,000,000 shares of Common Stock)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      Approximately 2.3% as of December 31, 2001. (Based on 41,816,831 shares of Common Stock issued and outstanding as of October 3, 2001, plus the shares of Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      OO; HC
------------------------------------------------------------------------------

------------------------                        --------------------------

Cusip No. 825066301                 13G             Page 6 of 15 Pages
------------------------                        --------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name HFTP Managers L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Delaware limited liability company
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          Warrants to purchase shares of Common Stock
     OWNED BY             (exercisable into 1,000,000 shares of Common Stock)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      Approximately 2.3% as of December 31, 2001. (Based on 41,816,831 shares of Common Stock issued and outstanding as of October 3, 2001, plus the shares of Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      OO; HC
------------------------------------------------------------------------------

------------------------                        --------------------------

Cusip No. 825066301                 13G             Page 7 of 15 Pages
------------------------                        --------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name Heracles Fund
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Cayman Islands corporation
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          Warrants to purchase shares of Common Stock
     OWNED BY             (exercisable into 1,000,000 shares of Common Stock)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      Approximately 2.3% as of December 31, 2001. (Based on 41,816,831 shares of Common Stock issued and outstanding as of October 3, 2001, plus the shares of Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      CO; HC
------------------------------------------------------------------------------

------------------------                        --------------------------

Cusip No. 825066301                 13G             Page 8 of 15 Pages
------------------------                        --------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name Promethean Managers LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Delaware limited liability company
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          Warrants to purchase shares of Common Stock
     OWNED BY             (exercisable into 1,000,000 shares of Common Stock)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      Approximately 2.3% as of December 31, 2001. (Based on 41,816,831 shares of Common Stock issued and outstanding as of October 3, 2001, plus the shares of Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      OO; HC
------------------------------------------------------------------------------

------------------------                        --------------------------

Cusip No. 825066301                 13G             Page 9 of 15 Pages
------------------------                        --------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name Themis Managers LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Delaware limited liability company
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          Warrants to purchase shares of Common Stock
     OWNED BY             (exercisable into 1,000,000 shares of Common Stock)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      Approximately 2.3% as of December 31, 2001. (Based on 41,816,831 shares of Common Stock issued and outstanding as of October 3, 2001, plus the shares of Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      OO; HC
------------------------------------------------------------------------------

------------------------                        --------------------------

Cusip No. 825066301                 13G             Page 10 of 15 Pages
------------------------                        --------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name Themis Partners L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Delaware limited partnership
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          Warrants to purchase shares of Common Stock
     OWNED BY             (exercisable into 1,000,000 shares of Common Stock)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      Approximately 2.3% as of December 31, 2001. (Based on 41,816,831 shares of Common Stock issued and outstanding as of October 3, 2001, plus the shares of Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN; HC
------------------------------------------------------------------------------

------------------------                        --------------------------

Cusip No. 825066301                 13G             Page 11 of 15 Pages
------------------------                        --------------------------

Item 1(a)      Name of Issuer:   SHOP AT HOME, INC.

     1(b)      Address of Issuer's Principal Executive Offices:

                         Shop At Home, Inc.
                         5388 Hickory Hollow Parkway
                         Antioch, Tennessee 37013

Item 2(a)      Name of Person Filing
Item 2(b)      Address of Principal Business Office
Item 2(c)      Citizenship
                         HFTP Investment L.L.C.
                         750 Lexington Avenue, 22/nd/ Floor
                         New York, New York 10022
                         Delaware limited liability company

                         Promethean Asset Management, L.L.C.
                         750 Lexington Avenue, 22/nd/ Floor
                         New York, New York 10022
                         Delaware limited liability company

                         James F. O'Brien, Jr.
                         750 Lexington Avenue, 22/nd/ Floor
                         New York, New York 10022
                         U.S. Citizen

                         Promethean Investment Group, L.L.C.
                         750 Lexington Avenue, 22/nd/ Floor
                         New York, New York 10022
                         New York limited liability company

                         HFTP Managers LLC
                         750 Lexington Avenue, 22/nd/ Floor
                         New York, New York 10022
                         Delaware limited liability company

                         Heracles Fund
                         c/o Promethean Asset Management, L.L.C.
                         750 Lexington Avenue, 22/nd/ Floor
                         New York, New York 10022
                         Cayman Islands corporation

------------------------                        --------------------------

Cusip No. 825066301                 13G             Page 12 of 15 Pages
------------------------                        --------------------------

                         Promethean Managers LLC
                         750 Lexington Avenue, 22/nd/ Floor
                         New York, New York 10022
                         Delaware limited liability company

                         Themis Managers LLC
                         750 Lexington Avenue, 22/nd/ Floor
                         New York, New York 10022
                         Delaware limited liability company

                         Themis Partners L.P.
                         750 Lexington Avenue, 22/nd/ Floor
                         New York, New York 10022
                         Delaware limited partnership

     2(d)      Title of Class of Securities:

                         Common Stock, par value $0.0025 per share

     2(e)      CUSIP Number:    825066301.


Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

        (a)    [__]      Broker or dealer registered under Section 15 of the
                         Exchange Act;

        (b)    [__]      Bank as defined in Section 3(a)(6) of the Exchange Act;

        (c)    [__]      Insurance company as defined in Section 3(a)(19) of the
                         Exchange Act;

        (d)    [__]      Investment company registered under Section 8 of the
                         Investment Company Act;

        (e)    [__]      An investment adviser in accordance with Rule
                         13d-1(b)(1)(ii)(E);

        (f)    [__]      An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);

        (g)    [__]      A parent holding company or control person in
                         accordance with Rule 13d-1(b)(ii)(G);

        (h)    [__]      A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act;

------------------------                        --------------------------

Cusip No. 825066301                 13G             Page 13 of 15 Pages
------------------------                        --------------------------


         (i)   [__]      A church plan that is excluded from the definition of
                         an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)   [_ ]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box.
         [X]

Item 4   Ownership:

HFTP INVESTMENT L.L.C.
PROMETHEAN ASSET MANAGEMENT, L.L.C.
JAMES F. O'BRIEN, JR.
PROMETHEAN INVESTMENT GROUP, L.L.C.
HFTP MANAGERS LLC
HERACLES FUND
PROMETHEAN MANAGERS LLC
THEMIS MANAGERS LLC
THEMIS PARTNERS L.P.

     (a) Amount beneficially owned:

Warrants to purchase shares of Common Stock (exercisable into 1,000,000 shares of Common Stock)

     (b) Percent of Class:

Approximately 2.3% as of December 31, 2001. (Based on 41,816,831 shares of Common Stock issued and outstanding as of October 3, 2001, plus the shares of Common Stock issuable upon the exercise of the Warrants referred to in item (a) above.)

Pursuant to the terms of the Warrants, the Reporting Persons cannot be "beneficial owners" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

     (c) Number of shares as to which such person has:

         (i)      sole power to vote or to direct the vote:

                  0

         (ii)     shared power to vote or to direct the vote:

                  See item (a) above.

------------------------                        --------------------------

Cusip No. 825066301                 13G             Page 14 of 15 Pages
------------------------                        --------------------------

         (iii)    sole power to dispose or to direct the disposition of:

                  0

         (iv)     shared power to dispose or to direct the disposition of:

                  See item (a) above.

Item 5   Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

Item 6   Ownership of More than Five Percent on Behalf of Another Person:
               Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
               See Item 2 above.

Item 8   Identification and Classification of Members of the Group:
               Not Applicable.

Item 9   Notice of Dissolution of Group:
               Not Applicable.

Item 10  Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

------------------------                                     -------------------
Cusip No. 825066301                   13G                    Page 15 of 15 Pages
------------------------                                     -------------------

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 13th day of February, 2002

/s/ James F. O'Brien, Jr.                  HERACLES FUND
----------------------------------------
James F. O'Brien, Jr.
                                           By:  Promethean Asset Management, L.L.C.
HFTP INVESTMENT L.L.C.                     Its: Investment Advisor

By:  Promethean Asset Management, L.L.C.   By: /s/ James F. O'Brien, Jr.
Its: Investment Manager                       -------------------------------------
                                                Name: James F. O'Brien, Jr.
                                                Title: Managing Member

By: /s/ James F. O'Brien, Jr.
   -------------------------------------
     Name: James F. O'Brien, Jr.           PROMETHEAN MANAGERS LLC
     Title: Managing Member

                                           By: /s/ James F. O'Brien, Jr.
                                               ------------------------------------
PROMETHEAN ASSET                                Name:  James F. O'Brien, Jr.
     MANAGEMENT, L.L.C.                         Title: Managing Member

By: /s/ James F. O'Brien, Jr.
   -------------------------------------
     Name: James F. O'Brien, Jr.           THEMIS MANAGERS LLC
     Title: Managing Member                By:  Promethean Managers LLC
                                           Its: Managing Member

PROMETHEAN INVESTMENT
      GROUP, L.L.C.                        By: /s/ James F. O'Brien, Jr.
                                              -------------------------------------
                                                Name: James F. O'Brien, Jr.
By: /s/ James F. O'Brien, Jr.                   Title: Managing Member
   -------------------------------------
      Name: James F. O'Brien, Jr.
      Title: Managing Member
                                           THEMIS PARTNERS L.P.
                                           By:  Themis Managers LLC
HFTP MANAGERS LLC                          Its: General Partner
                                           By:  Promethean Managers LLC
                                           Its: Managing Member
By:  Promethean Managers, LLC
Its: Managing Member
                                           By: /s/ James F. O'Brien, Jr.
By: /s/ James F. O'Brien, Jr.                  ------------------------------------
   -------------------------------------        Name: James F. O'Brien, Jr.
     Name: James F. O'Brien, Jr.                Title: Managing Member
     Title: Managing Member


                                 Page 15 of 15